Exhibit 99.1
[Nurix logo]
Nurix Therapeutics Reports Third Quarter Fiscal 2024 Financial Results and Provides a Corporate Update
Initiated Phase 1b dose expansion of NX-5948 in chronic lymphocytic leukemia patient population with Fast Track Designation from the FDA
Initiated Phase 1b dose expansion of NX-5948 in Waldenstrom’s macroglobulinemia, follicular lymphoma and marginal zone lymphoma patients
Reinitiated enrollment for NX-2127 in a Phase 1a/b trial in oncology
Presented preclinical data on Degrader-Antibody Conjugates (DACs), a new class of therapeutics
Well capitalized with cash and marketable securities of $457.5 million
SAN FRANCISCO, October 11, 2024 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical stage biopharmaceutical company developing targeted protein modulation drugs designed to treat patients with cancer and inflammatory diseases, today reported financial results for the third quarter ended August 31, 2024, and provided a corporate update.
“We continue to make great progress and remain focused on execution as we advance our pipeline of wholly owned and partnered programs in oncology, inflammation and immunology,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “As we approach the end of the year, we are well capitalized and look forward to building further momentum as we head into clinical data readouts in the fourth quarter of 2024 and the initiation of pivotal studies of NX-5948 in 2025.”
Recent Business Highlights
•Expanded clinical development of NX-5948: In the third quarter of 2024, Nurix initiated the Phase 1b portion of its ongoing Phase 1a/b clinical trial in adults with relapsed or refractory B-cell malignancies. The Phase 1b expansion includes a randomization to a low dose (200mg QD) or a high dose (600mg QD) of NX-5948 in patients with chronic lymphocytic leukemia (CLL) who have been treated with at least two prior regimens including a Bruton’s tyrosine kinase (BTK) inhibitor and a BCL2 inhibitor. This is the patient population for which the FDA granted Nurix Fast Track designation in January 2024. Cohorts were also initiated to evaluate NX-5948 in patients with Waldenstrom’s macroglobulinemia (WM), marginal zone lymphoma and follicular lymphoma.
•Re-initiated enrollment in NX-2127 Phase 1a/b trial: Nurix recently reinitiated enrollment with its new chirally controlled drug product in a standard dose escalation study within the current Phase 1a/1b trial. As previously announced, in March 2024, the U.S. Food and Drug Administration (FDA) lifted a manufacturing-related, partial clinical hold on the NX-2127 clinical trial. Patients enrolled prior to the partial clinical hold who are deriving clinical benefit continue to receive uninterrupted treatment with the original drug product.
•Presented early preclinical data from ongoing collaboration with Pfizer to develop Degrader-Antibody Conjugates, a new class of therapeutics: On September 10, 2024, at the ADC & Radiopharmaceuticals Pharma & Biotech Partnering Summit, Nurix’s chief scientific officer, Gwenn M. Hansen, Ph.D., presented an outline of the advantages of DACs, Nurix’s matrixed approach to the generation and optimization of DACs using its DELigase platform, and early preclinical data demonstrating cell-type selective degradation of targeted proteins by DACs. Nurix believes that DACs may represent a next generation of antibody drug conjugate (ADC) technology that could broaden its use in oncology and potentially other indications. DACs combine the catalytic activity of a targeted protein degrader with the tissue specificity of an antibody which has the potential to provide improved therapeutic index and broader applicability than standard ADCs and which can potentially be applied to any protein target in any tissue.
Upcoming Program Highlights*
NX-5948: NX-5948 is an investigational, orally bioavailable degrader of BTK that is currently being evaluated in the Phase 1b portion of a Phase 1a/b clinical trial in adults with relapsed or refractory B-cell malignancies. By year-end 2024, Nurix plans to present additional clinical data from this study for patients with CLL. Later this month, at the 12th International Workshop on Waldenstrom’s Macroglobulinemia (IWWM 12), Nurix will present a clinical update from this study on patients with WM. Additional information on the Phase 1a/b clinical trial can be accessed at www.clinicaltrials.gov (NCT05131022).

Nurix is also conducting a Phase 1 healthy volunteer study to assess food effects and drug-drug interactions in anticipation of initiating pivotal development in 2025. Additional information on this Phase 1 clinical trial can be accessed at www.clinicaltrials.gov (NCT06593457).
Nurix continues to lay the groundwork for indication selection in autoimmune and inflammatory diseases and expects to complete ongoing preclinical studies in 2024 that can enable an investigational new drug (IND) application for NX-5948 in autoimmune indications. An abstract titled “NX-5948, a Clinical-Stage BTK Degrader, Achieves Deep Suppression of BCR, TLR, and FcR Signaling in Immune Cells and Demonstrates Efficacy in Preclinical Models of Arthritis and Other Inflammatory Diseases” was accepted for a poster presentation at the upcoming annual meeting of the American College of Rheumatology (ACR 2024), being held November 14–19, 2024, in Washington, D.C.
NX-2127: NX-2127 is an orally bioavailable BTK degrader that also degrades cereblon neosubstrates IKZF1 (Ikaros) and IKZF3 (Aiolos) for the treatment of relapsed or refractory B‑cell malignancies. Nurix is conducting a Phase 1a/b clinical trial of NX-2127, which includes Phase 1b expansion cohorts focused on patients with diffuse large B-cell lymphoma (DLBCL) and mantle cell lymphoma (MCL). Nurix recently introduced a new chirally controlled drug product, which is being evaluated in a dose escalation within this Phase 1a/b trial. Future clinical updates are anticipated in 2025. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
NX-1607: NX-1607 is an orally bioavailable inhibitor of the E3 ligase Casitas B-lineage lymphoma proto-oncogene B (CBL-B) for immuno-oncology indications, including a range of solid tumor types and lymphoma. Nurix is evaluating NX-1607 in an ongoing Phase 1 trial in monotherapy and in a combination cohort utilizing paclitaxel in adults in a range of oncology indications. This study includes a thorough investigation of both dose and schedule in Phase 1a. Nurix anticipates providing a program update by year-end 2024. Additional information on the clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).
GS-6791 (previously NX-0479): GS-6791 is a potent, selective, oral IRAK4 degrader. Degradation of IRAK4 by GS-6791 has potential applications in the treatment of rheumatoid arthritis and other inflammatory diseases. Nurix’s partner, Gilead, is responsible for conducting IND-enabling studies and advancing this program to clinical development. An abstract titled “IRAK4 Degrader GS-6791 Inhibits TLR and IL-1R-Driven Inflammatory Signaling, and Ameliorates Disease in a Preclinical Arthritis Model” was accepted for a poster presentation at ACR 2024.
STAT6 degrader: In April 2024, Nurix announced an extension of the ongoing research program with Sanofi for STAT6 (signal transducer and activator of transcription 6), a key drug target in type 2 inflammation, with the goal of nominating a development candidate in the first year of the extended term. Nurix remains on track for this goal.
Continued pipeline advancement of strategic collaborations with Gilead, Sanofi and Pfizer: Nurix expects to continue to achieve substantial research collaboration milestones throughout the terms of its collaborations with Gilead, Sanofi and Pfizer.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal Third Quarter 2024 Financial Results
Collaboration revenue for the three months ended August 31, 2024, was $12.6 million compared with $18.5 million for the three months ended August 31, 2023. Revenue from the collaboration with Gilead decreased as the initial research term for certain drug targets ended. The decrease was offset by an increase in revenue from the collaboration agreement with Pfizer that was entered into in the fourth quarter of fiscal year 2023.
Research and development expenses for the three months ended August 31, 2024, were $55.5 million compared with $47.9 million for the three months ended August 31, 2023. The increase was primarily due to clinical and contract manufacturing costs as Nurix continued to accelerate the enrollment of NX-5948 and progress its other clinical trial programs for NX-2127 and NX-1607.
General and administrative expenses for the three months ended August 31, 2024, were $11.7 million compared with $10.6 million for the three months ended August 31, 2023. The increase was primarily due to an increase in professional service and consulting costs.
Net loss for the three months ended August 31, 2024, was $49.0 million, or ($0.67) per share, compared with $37.0 million, or ($0.68) per share, for the three months ended August 31, 2023.
Cash, cash equivalents and marketable securities was $457.5 million as of August 31, 2024, compared to $452.5 million as of May 31, 2024.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of innovative small molecules and antibody therapies based on the modulation of cellular protein levels as a novel treatment approach for cancer, inflammatory conditions, and other challenging diseases. Leveraging extensive expertise in E3 ligases together with proprietary DNA-encoded libraries, Nurix has built DELigase, an integrated discovery platform, to identify and advance novel drug candidates targeting E3 ligases, a broad class of enzymes that can modulate proteins within the cell. Nurix’s drug discovery approach is to either harness or inhibit the natural function of E3 ligases within the ubiquitin-proteasome system to selectively decrease or increase cellular protein levels. Nurix’s wholly owned, clinical stage pipeline includes targeted protein degraders of Bruton’s tyrosine kinase, a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B, an E3 ligase that regulates activation of multiple immune cell types including T cell and NK cells. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.
Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s plans and expectations with respect to its current and prospective drug candidates; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the planned timing and conduct of Nurix’s clinical trials; the planned timing for the provision of updates and findings from Nurix’s preclinical studies and clinical trials; the potential benefits of and Nurix’s expectations with respect to its strategic collaborations, including the achievement of research milestones; and the potential benefits and advantages of Nurix’s scientific approach, DELigase™ platform and Degrader-Antibody Conjugates. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) whether Nurix will be able to fund development activities and achieve development goals; (iv) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future product sales; (v) the impact of global business, political and macroeconomic conditions, cybersecurity events, instability in the banking system, and global events, including regional conflicts around the world, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) whether Nurix will be able to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2024, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:
Investors
Jason Kantor, Ph.D.
Nurix Therapeutics, Inc.
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

Nurix Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2024	2023	2024	2023
Revenue:
Collaboration revenue	$12,588	$18,467	$41,265	$41,828
License revenue	—	—	—	20,000
Total revenue	12,588	18,467	41,265	61,828
Operating expenses:
Research and development	55,481	47,856	154,408	139,435
General and administrative	11,718	10,623	35,227	32,122
Total operating expenses	67,199	58,479	189,635	171,557
Loss from operations	(54,611)	(40,012)	(148,370)	(109,729)
Interest and other income, net	5,737	3,030	13,612	7,737
Loss before income taxes	(48,874)	(36,982)	(134,758)	(101,992)
Provision for income taxes	82	—	262	—
Net loss	$(48,956)	$(36,982)	$(135,020)	$(101,992)
Net loss per share, basic and diluted	$(0.67)	$(0.68)	$(2.13)	$(1.88)
Weighted-average number of shares outstanding, basic and diluted	72,779,381	54,390,859	63,384,174	54,227,491

Nurix Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 31,	November 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$99,044	$54,627
Marketable securities, current	349,008	233,281
Prepaid expenses and other current assets	7,991	7,595
Total current assets	456,043	295,503
Marketable securities, non-current	9,472	7,421
Operating lease right-of-use assets	27,083	31,142
Property and equipment, net	17,069	16,808
Restricted cash	901	901
Other assets	3,032	3,823
Total assets	$513,600	$355,598
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,918	$6,401
Accrued expenses and other current liabilities	27,828	24,970
Operating lease liabilities, current	6,553	7,489
Deferred revenue, current	47,997	48,098
Total current liabilities	86,296	86,958
Operating lease liabilities, net of current portion	20,590	23,125
Deferred revenue, net of current portion	29,858	45,022
Total liabilities	136,744	155,105
Stockholders’ equity:
Common stock	67	49
Additional paid-in-capital	1,056,665	746,299
Accumulated other comprehensive loss	344	(655)
Accumulated deficit	(680,220)	(545,200)
Total stockholders’ equity	376,856	200,493
Total liabilities and stockholders’ equity	$513,600	$355,598